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         Summary of Amendments to the Company's Defined Benefit Plans,
            the Terms of a New Excess Defined Contribution Plan and Amendments to Certain Executives' Employment Agreements



     On August 18, 2006, the Compensation/Nominating/Governance Committee of Tenneco Inc.'s Board of Directors approved various changes to the company's employee benefits programs.

     The company has "frozen," effective December 31, 2006, its current defined benefit pension plans (the "DB Plans") (preserving prior earned benefits), replaced them with additional benefits under defined contribution plans and made certain related amendments. The affected DB Plans are: the Tenneco Retirement Plan for Salaried Employees, the Pension Plan for Hourly Employees of Tenneco Employed in Racine, WI and Grass Lake, MI Locals 85 and 660 (non-union employees only), the Tenneco Inc. Supplemental Retirement Plan (the "SERP," in which all of the company's U.S.-based executive officers participate) and the Tenneco Inc. Supplemental Pension Plan for Management (the "KEPP," in which three of the company's executive officers participate). With the exception of certain executives who had employment contracts providing for specified benefits (all of whom voluntarily accepted a benefits reduction as described below), this freezing of DB Plan benefits impacts all U.S.-based salaried employees (including executive officers) and non-union hourly employees who participate in any of the DB Plans.

     To address the loss of benefits associated with the foregoing action, the company's existing defined contribution plans (the "Existing DC Plans") have been amended, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee's age (the "DB Replacement Contributions"), payable in respect of each employee who ceases to accrue benefits or whose benefits were otherwise modified under any DB Plan as described herein. In addition, effective January 1, 2007 there will be a new, unfunded non-qualified defined contribution pension plan (the "New DC Plan"), in which employees of the company and its subsidiaries who have specified salary grade designations will be eligible to participate (which will include all of the company's executive officers except for Mr. Richard P. Schneider, as he is already fully vested in the KEPP), with allocations under the New DC Plan calculated the same as under the applicable Existing DC Plan (as amended), except that (i) the compensation limit set forth in Section 401(a)(17) of the Internal Revenue Code shall be disregarded and bonuses awarded under the Tenneco Value Added Incentive Plan (or any successor thereto) shall be included in calculating compensation, and (ii) there will be an offset for DB Replacement Contributions.

     Three of the company's executive officers - Timothy R. Donovan, Hari
N. Nair and Timothy Jackson - are parties to employment agreements with the company. Each of Messrs. Donovan's and Jackson's employment agreements provide for his participation in the SERP and the KEPP and further provide that the company may not (without his consent) modify his benefits under those plans. Mr. Nair's employment agreement provides for his participation in the SERP and further provides that the company may not (without his consent) modify his benefits under that plan. Accordingly, the KEPP and SERP were not frozen as described above with respect to these executives. Instead, each individual executive has voluntarily agreed to a reduction in his retirement benefit payable under those plans (which reduction increases to a maximum of 5%, depending on the executive's age at retirement) and to an offset to benefits payable under those plans for DB Replacement Contributions received under the Existing DC Plans or the New DC Plan. The Committee amended the KEPP and SERP, and has authorized amendments to the employment agreement of each executive, to give effect to this arrangement.

     One executive officer of the company - Mr. Richard P. Schneider - is also a party to an employment agreement with the company that provides for his participation in the SERP and KEPP. As of the date of the modifications described herein, he was fully vested in the KEPP. Mr. Schneider and the Company agreed that the KEPP be amended to provide, as an offset to benefits thereunder, the value of any benefits Mr. Schneider receives in respect of DB Replacement Contributions.

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     The full text of these amendments and plan documents, once finalized, will be filed with the Securities and Exchange Commission.